EXHIBIT 3.8

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HNS REAL ESTATE, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is adopted and entered into as of April 22, 2005 by Hughes Network Systems, LLC, a Delaware limited liability company, the sole member (the “Member”) of HNS Real Estate, LLC (the “LLC”).

WHEREAS, the Hughes Network Systems, Inc., a Delaware corporation (“HNS”) previously formed a limited liability company under the name “HNS Real Estate, LLC” for the purposes hereinafter set forth, subject to the terms and conditions hereof, and authorized Alexandra Ekblom as an authorized person to file a Certificate of Formation (the “Certificate of Formation”) to effect such formation pursuant to the provisions of the Delaware Limited Liability Company Act, as amended (the “Act”) and entered into a Limited Liability Company Agreement for the LLC dated April 19, 2005 (the “Prior LLC Agreement”);

WHEREAS, pursuant to that certain Contribution and Membership Purchase Agreement dated as of December 3, 2004 by and among The DirecTV Group, Inc., SkyTerra Communications, Inc., HNS and the Member, among other things, the membership interests of the LLC owned by HNS was assigned and transferred to the Member; and

WHEREAS, the Member desires to amend and restate the Prior LLC Agreement as more fully set forth below;

NOW THEREFORE, the Member hereby declares the following to be the Amended and Restated Limited Liability Company Agreement of the LLC:

1.	Name. The name of the limited liability company is HNS Real Estate, LLC.

2.	Purpose and Formation. The LLC has been formed for the purpose of carrying on any lawful business or activity permitted under the Act. The Member acknowledges the formation of the LLC as a limited liability company pursuant to the Act by virtue of a Certificate of Formation filed with the Secretary of State of the State of Delaware.

3.	Principal Office. The initial principal place of business and principal office of the LLC and notice address of the Member shall be 11717 Exploration Lane, Germantown, Maryland 20876. The LLC may relocate the principal office and principal place of business and have such additional offices and the Member may change its notice address, as the Member may deem advisable in its sole and absolute discretion. The Member shall have the power, on behalf of the LLC, to designate, where required, a registered agent (or other agent for receipt of service of process) in each state or other jurisdiction and designate, to the extent required, an office, place of business, or mailing address, within or without that state or other jurisdiction.

4.	Members. The Member confirms its status as the sole member.

5.	Interest. The LLC is authorized to issue a single class of ownership interest (the “Interest”) including any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement. The Member confirms that it owns one hundred percent (100%) of the Interest.

6.	Tax Characterization and Returns. It is the intention of the Member that the LLC be disregarded for federal and all relevant state tax purposes and that the activities of the LLC be deemed to be activities of the Member for such purposes. All provisions of the LLC’s Certificate of Formation and this Agreement are to be construed so as to preserve that tax status. The Member is hereby authorized to file any necessary elections, and shall be required to file any necessary tax returns, on behalf of the LLC with any such tax authorities.

7.	Capital Subscriptions. The Member may contribute cash or other property to the LLC as it shall decide, from time to time.

8.	Management. Except as otherwise provided herein, the management of the LLC shall be vested solely in the Member, who shall have all powers to control and manage the business and affairs of the LLC and may exercise all powers of the LLC. All instruments, contracts, agreements and documents relating to the LLC or its business or affairs shall be valid and binding on the LLC if executed by the Member.

9.	Distributions. At such time as the Member shall determine, the Member may cause the LLC to distribute any cash held by it which is neither reasonably necessary for the operation of the LLC nor otherwise in violation of the Act or any contractual restrictions on the payment of distributions by the LLC.

10.	Officers. The following persons are hereby appointed as officers of the LLC, to hold their offices for such time or times as the Member shall determine:

Name	Office
Pradman Kaul	President
Dean Manson	Vice President, General Counsel and Secretary

Any two or more offices may be held by the same person. The officers shall have such powers and duties as the Member shall determine from time to time. The officers of the LLC shall be appointed by the Member. Each officer shall hold office until his or her successor shall have been appointed, or until his or her death, resignation or removal.

11.	Assignments. The Member may assign all or any part of its Interest in the sole discretion of the Member.

12.	Withdrawal. The Member may withdraw from the LLC at any time. Upon any such permitted withdrawal, the withdrawing Member shall receive the fair value of its Interest, determined as of the date the Member ceases to be a member of the LLC.

13.	Additional Members. No additional persons may be admitted as Members in the LLC, except upon an assignment by the Member of all of its Interests, upon the terms and conditions set forth in Section 11 hereof.

14.	Compensation. The Member shall not receive compensation for services rendered to the LLC.

15.	Dissolution. The LLC shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Member, or (b) an event of dissolution of the LLC under the Act.

16.	Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 15 above, the Member shall be entitled to receive, after paying or making reasonable provision for all of the LLC’s creditors to the extent required by the Act, the remaining funds of the LLC.

17.	Other Activities. Except as expressly otherwise provided herein, the Member may engage in or possess any interest in other businesses of any nature and description, independently or with others, even if such activity competes directly with the business of the LLC and the LLC shall not have any rights in or to any such independent venture or the income or profits derived therefrom.

18.	Indemnification. To the fullest extent permitted by law, the LLC shall indemnify any person or entity who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that it is or was a Member of the LLC, or who is or was serving as a director, officer, partner, manager, member, trustee, employee or agent of the LLC or another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not at the request of the LLC, against expenses (including attorney fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred in accordance with such action, suit or proceeding.

19.	Limited Liability. The Member shall have no liability for the obligations of the LLC except to the extent required by the Act.

20.	Amendment. This Agreement may be amended only in a writing signed by the Member.

21.

Severability. The invalidity of any one or more terms or provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the terms or provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid terms or provisions had not been inserted. In addition, in the event that one or more of the terms or provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement should be invalid, the Member will use its best efforts to adopt an appropriate substitute for the invalidated terms or provisions consistent with the intent of the Member and to take all other necessary and appropriate actions to effectuate the intent of the Member as embodied in such invalidated provision, including, without limitation, amending the LLC’s Certificate of Formation, as then in effect.

22.	Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this section, “Default Rule” shall mean a rule stated in the Act which applies except to the extent it is negated or modified through the provisions of a limited liability company’s certificate of formation or limited liability company agreement.

23.	Governing Law. This Agreement and all questions with respect to the rights and obligations of the Member, the construction, enforcement and interpretation hereof, and the formation, administration and termination of the LLC shall be governed by the provisions of the Act and other applicable laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the 22nd day of April, 2005.

Hughes Network Systems, LLC

By:	/s/ Dean Manson
Name:	Dean Manson
Title:	Vice President and General Counsel